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                                                                    EXHIBIT 24.2

                            FIRST CHARTER CORPORATION
                            CERTIFICATE OF SECRETARY


         I, David E. Keul, Assistant Corporate Secretary of First Charter Corporation, a corporation organized and existing under the laws of the State of North Carolina (the "Corporation"), do hereby certify that the following is a true and correct copy of a resolution duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors held on July 15, 1998, at which meeting a quorum was present and acting throughout, and that such resolution is in full effect and has not been amended or rescinded as of the date hereof.

         IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of the Corporation this 4th day of August, 1998.



                                     /s/ DAVID E. KEUL
                                     ---------------------------------
                                     David E. Keul
                                     Assistant Corporate Secretary


(CORPORATE SEAL)



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         FURTHER RESOLVED, that Lawrence M. Kimbrough and Robert O. Bratton, and each of them with full power to act without the other, be, and they hereby are, authorized and empowered to sign the aforesaid Registration Statement and any amendment or amendments (including post-effective amendments) thereto on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following, to wit: the principal executive officer, the principal financial officer, the principal accounting officer, and any other officer of the Corporation, including the Chairman of the Board of Directors and the President of the Corporation; and